Exhibit 99.1

Pentair Announces Appointments to Executive Leadership Team

Bob Fishman named EVP, CFO and CAO;
Mario D’Ovidio named EVP and President, Consumer Solutions;
Jerome Pedretti promoted to EVP and President, Industrial & Flow Technologies

LONDON, United Kingdom – April 15, 2020 – Pentair plc (NYSE: PNR), a leading global water company, announced today three appointments to its executive leadership team, naming Bob Fishman as Executive Vice President, Chief Financial Officer and Chief Accounting Officer and Mario D’Ovidio as Executive Vice President and President of the Consumer Solutions segment. Jerome Pedretti has been promoted to Executive Vice President and President of the Industrial & Flow Technologies segment. Each will report to John Stauch, Pentair President and CEO.

Fishman is a recognized leader with broad experience in finance. Prior to joining Pentair, he was formerly Executive Vice President and Chief Financial and Accounting Officer for NCR Corporation, a global omni-channel technology solutions company. He served in this role from 2009 to 2018, after which he was a Senior Advisor to NCR until 2019. Fishman began working at NCR in 1996 and held numerous finance roles of increasing responsibility until he assumed the Chief Financial Officer role in 2009. Prior to joining NCR, he held finance and treasury roles at AT&T Corporation and finance and audit roles at PricewaterhouseCoopers LLP. Fishman holds an HBA from the University of Western Ontario in London, Ontario and an MBA from The Wharton School at the University of Pennsylvania in Philadelphia, Pennsylvania. Fishman will join Pentair on April 20, and is expected to assume the EVP, CFO and CAO roles on May 1. Mark Borin, whose resignation as CFO was previously announced, is expected to remain with Pentair until early June.

D’Ovidio brings a significant amount of leadership experience in managing consumer sales and engagement through multiple channels to Pentair. D’Ovidio was most recently SVP, Sales, Service and Ownership Solutions at Electrolux. Prior to Electrolux, D’Ovidio led global product and services businesses at Husqvarna Group and Whirlpool Corporation. Earlier in his career, D’Ovidio held a number of product development, sales and strategy roles at Fiat Chrysler (formerly DaimlerChryslerAG). D’Ovidio holds a B.B.A from Wilfrid Laurier University in Ontario, Canada and an MBA from Athabasca University in Alberta, Canada. D’Ovidio will join Pentair on May 4.

Pedretti has been with Pentair for nearly 15 years and has held positions of increasing responsibility across Business Development, EMEA, Valves & Controls and Aquatic Systems and most recently leading the Industrial and Flow Technologies Segment. Pedretti has made significant contributions to Pentair’s strategy, operations and as a champion of talent. Pedretti’s new role is also effective May 4.

In connection with these changes, Pentair is eliminating the role of Chief Operating Officer (COO) effective June 6, 2020. Karl Frykman, Executive Vice President and COO will continue to work with D’Ovidio and Pedretti to ensure a smooth transition of the segments and businesses, and will also continue to work with John Stauch in an advisory capacity until December 31, 2020.

“Karl joined Pentair in 2000, and nearly tripled the Pool business revenue and more than quadrupled the pool income during his tenure. His leadership and deep expertise in the water and pool industry drove industry-leading product innovation, enabled a customer-first sales team, elevated customer loyalty, and shaped one of the best, most respected team of pool experts in the industry,” said Stauch.

- more -

After leading the Pool business, Frykman took on full responsibility for the Water Segment where he helped stabilize performance and authored a winning filtration strategy. In 2018, Frykman was appointed as EVP and Chief Operating Officer.

“I am grateful for Karl’s quiet confidence, his measured and steady leadership style, and strong counsel to me, and I look forward to his continued advice this year as we continue to execute our residential and commercial water treatment strategies,” Stauch continued. “Additionally, we are pleased to have completed our migration to our new segments and businesses, and I am excited about the leadership that Bob, Mario and Jerome will bring to their positions, and grateful for the contributions that Mark and Karl have made to Pentair.”

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the timing of filing of our Form 10-Q and completing the executive transitions. Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements speak only as of the date of this release. Pentair plc assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC

At Pentair, we believe the health of our world depends on reliable access to clean water. We deliver a comprehensive range of smart, sustainable water solutions to homes, business and industry around the world. Our industry leading and proven portfolio of solutions enables our customers to access clean, safe water. Whether it’s improving, moving or enjoying water, we help manage the world’s most precious resource. Smart, Sustainable Water Solutions. For Life.

Pentair had revenue in 2019 of $3 billion, and trades under the ticker symbol PNR. With approximately 120 locations in 25 countries and 9,500 employees, we believe that the future of water depends on us. To learn more, visit Pentair.com.

###

Contacts:
Jim Lucas
Senior Vice President, Investor Relations and Treasurer
Direct: 763-656-5575
Email: jim.lucas@pentair.com

Rebecca Osborn
Pentair Communications
Cell: 763.203.5326
Email: rebecca.osborn@pentair.com